Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
o: 650.493.9300
f: 650.493.6811

February 14, 2022
Arista Networks, Inc.
5453 Great America Parkway
Santa Clara, California 95054

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Arista Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 3,076,811 shares (the “ESPP Shares”) of your common stock, par value $0.0001 per share (the “Common Stock”) reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan (the “ESPP”) and (ii) an aggregate of 9,230,434 shares (together with the ESPP Shares, the “Shares”) of your Common Stock reserved for issuance pursuant to the 2014 Equity Incentive Plan (together with the ESPP, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation